Exhibit 10.6

SEAGATE TECHNOLOGY

EXECUTIVE OFFICER PERFORMANCE BONUS PLAN

As Amended and Restated Effective as of June 28, 2008

Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), established the Seagate Technology Executive Officer Performance Bonus Plan (the “EPB”), as amended and restated effective as of June 28, 2008, subject to approval of the EPB by the shareholders of the Company. The EPB in the form immediately prior to this amendment and restatement was entitled the Seagate Technology Annual Incentive Bonus Plan (“AIBP”). The objectives of the EPB are to motivate and reward the Company’s executive officers to produce results that increase shareholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.

ARTICLE I.

DEFINITIONS

Section 1.1—“Base Compensation,” with respect to a fiscal year, shall mean the Participant’s rate of annual base salary as in effect as of the last day of such fiscal year, prorated for a partial year if the Participant was not employed for the full year, and shall exclude moving expenses, bonus pay and other payments which are not considered part of annual base salary.

Section 1.2—“Board” shall mean the Board of Directors of the Company.

Section 1.3—“Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to the regulations promulgated under such section and to any successor provision of such section.

Section 1.4—“Committee” shall mean the Compensation Committee of the Board described in Section 6.1.

Section 1.5—“Disability” shall mean the physical or mental incapacitation such that for a period of six consecutive months or for an aggregate of nine months in any 24-month consecutive period, a Participant is unable to substantially perform his or her duties. Any question as to the existence of that Participant’s physical or mental incapacitation as to which the Participant or the Participant’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of “Disability” made in writing to the Company and the Participant shall be final and conclusive for all purposes of the bonus awards.

Section 1.6—“Executive Officer” shall mean an employee who is subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Section 1.7—“Participant” shall mean, with respect to any fiscal year during the term of the EPB, an Executive Officer selected by the Committee to participate in the EPB in accordance with Section 2.3 hereof.

ARTICLE II.

BONUS AWARDS

Section 2.1—Performance Targets. A Participant shall be eligible to earn a bonus award under the EPB based on the achievement of one or more performance targets by the Company, as determined by the Committee for each fiscal year of the Company. The performance targets for a fiscal year shall be based on any one or more of the following objective business criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as the Committee determines: (a) pre-and after-tax income; (b) operating income; (c) net operating income (before or after taxes); (d) net earnings; (e) net income (before or after taxes); (f) operating margin; (g) gross margin; (h) cash flow (before or after dividends); (i) earnings per share; (j) return on equity; (k) return on assets, investments or capital employed; (l) revenue; (m) market share; (n) cost reductions or savings; (o) funds from operations; (p) total shareholder return; (q) stock price; (r) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (s) market capitalization; (t) economic value added; (u) operating ratio; (v) product development or release schedules; (w) new product innovation; (x) implementation of the Company’s critical processes or projects; (y) customer service or customer satisfaction; (z) product quality measures; (aa) days sales outstanding; (bb) inventory or inventory turns; (cc) other standards of financial performance and/or (dd) personal performance evaluations.

Section 2.2—Adjustments. To the extent consistent with Section 162(m) of the Code, the Committee (a) shall appropriately adjust any evaluation of performance under a performance target to mitigate the effects of material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events which were not budgeted and were not foreseen at the time the applicable performance targets were set, such as merger or acquisition related charges, charges for restructuring and reorganization plans, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or significant part of a business, or related to a change in accounting principle (including the cumulative effect of accounting changes) as determined in accordance with Statement of Financial Standards No. 154, Accounting Changes and Error Corrections or other applicable or successor accounting provisions, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (b) shall also appropriately adjust any evaluation of performance under a performance target to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under the EPB.

Section 2.3—Bonus Awards. Each individual who is an Executive Officer (a) who remains continuously employed as an Executive Officer from the first day of the applicable fiscal year (or, if later, from his or her first day of employment) through and including the last day of the applicable fiscal year and (b) who is selected by the Committee to participate in the EPB with respect to such fiscal year, shall be eligible for a bonus award with respect to such fiscal year under this Section 2.3. The Committee shall establish objectively determinable performance targets with respect to such Participant under this Section 2.3 for such fiscal year, which shall be based on the business criteria set forth in Section 2.1. Achievement of specified levels of the performance target will result in a bonus award to such Participant equal to a fixed dollar amount or a percentage of Base Compensation, as determined by the Committee; provided, however, that the maximum bonus award payable to any Participant with respect to any fiscal year of the Company shall not exceed $10,000,000. The Committee shall establish such specified levels of the performance target and the bonus award, if any, to be paid at each such specified level. As soon as reasonably practicable following the conclusion of each fiscal year and prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company for the fiscal year to which such bonus award relates. The Committee shall have no discretion to increase the amount of a Participant’s bonus award but the Committee shall have unlimited discretion to reduce the amount of a Participant’s bonus award that would otherwise be payable to the Participant upon the achievement of specified levels of the performance target.

ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1—Form of Payment. Each Participant’s bonus award, if the Committee certifies the payment of bonus awards for an applicable fiscal year in accordance with Section 2.3, shall be paid in cash.

Section 3.2—Timing of Payment. Unless a Participant has timely and validly elected to defer all or part of a bonus award under a deferred compensation plan sponsored by the Company, each bonus award shall be paid no later than the 15th day of the third month following the end of the fiscal year to which such bonus award relates. A timely election is one that satisfies the requirements of Section 409A of the Code and typically for performance-based compensation must be made at least six months in advance before the end of the applicable period of service, provided that the Participant performs services continuously from the later of the beginning of such period or the date the performance criteria are established through the date an election is made and provided further that in no event may a deferral be made after such compensation has become readily ascertainable as set forth in Section 409A of the Code.

ARTICLE IV.

SECTION 162(M) OF THE CODE

Section 4.1—Qualified Performance Based Compensation. Except as set forth in the final sentence of Article V, bonus awards are intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, and the Committee shall take such actions as are consistent with the terms of the EPB to ensure that such bonus award will so qualify.

Section 4.2—Performance Goals. With respect to any bonus award that qualifies as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, any of the performance targets described in Section 2.1, if applicable to such bonus award, shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and provided, further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has elapsed. No bonus award which is intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, shall be paid to a Participant unless and until the Committee makes a certification in writing with respect to the level of performance attained by the Company for the period of service to which such bonus award relates, as required by Section 162(m) of the Code, and the regulations promulgated thereunder.

ARTICLE V.

TERMINATIONS

A Participant who, whether voluntarily or involuntarily, is terminated or demoted or otherwise ceases to be an Executive Officer at any time during a fiscal year shall not be eligible to receive a partial fiscal year bonus award.

Notwithstanding the terms of the previous paragraph, in the event of a Participant’s death or Disability, or in the event of a change in ownership or control of the Company, the Committee may, in its sole discretion, provide partial fiscal year bonus awards to affected Participants.

ARTICLE VI.

ADMINISTRATION

Section 6.1—Compensation Committee. The Compensation Committee (referred to herein as the “Committee”) shall consist solely of two or more members of the Board who are “outside directors,” within the meaning of Section 162(m) of the Code.

Section 6.2—Duties and Powers of Committee. The Committee shall administer the EPB, and shall have the full and final authority in its discretion (subject to, and within the limitations of, the express provisions of the EPB) to establish rules and take all actions, including, without limitation:

(a) selecting Executive Officers to participate in the EPB and determining the potential amount of bonus award payable to such persons;

(b) construing and interpreting the terms of the EPB and establishing, amending and revoking rules and regulations for its administration;

(c) correcting any defect, omission or inconsistency in the EPB in a manner and to the extent it shall deem necessary or expedient to make the EPB fully effective;

(d) deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the EPB; and

(e) generally exercising such powers and performing such acts as the Committee deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the EPB.

Section 6.3—Effect of Committee’s or Board’s Decision. All decisions, determinations and interpretations of, and all actions taken by, the Committee or the Board in good faith shall be final, binding and conclusive on all persons, including the Company, the Participants and their estates and beneficiaries.

ARTICLE VII.

OTHER PROVISIONS

Section 7.1—Amendment, Suspension or Termination of the EPB. This EPB does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, subject to any requirement for shareholder approval under applicable law, including Section 162(m) of the Code. Notwithstanding the foregoing, no amendment, modification, suspension or termination of the EPB shall be made which materially adversely affects bonus awards previously made to a Participant without such Participant’s consent.

Section 7.2—Approval of EPB by Shareholders. The EPB shall be submitted for the approval of the Company’s shareholders at the 2008 Annual Meeting of Shareholders. In the event that the EPB is not so approved, the AIBP shall remain in effect in accordance with its terms.

Section 7.3—Seagate Compensation Recovery for Fraud or Misconduct Policy. In the event the Company adopts any policy related to the recovery of compensation in the event of fraud or other misconduct, any bonus awards payable thereafter under the EPB shall be subject to such policy as in effect from time to time, and the terms and conditions of such policy shall be incorporated into the EPB.

Section 7.4—Miscellaneous.

(a) The Company shall deduct all federal, state and local taxes required by law or Company policy from any bonus award paid to a Participant hereunder.

(b) In no event shall the Company be obligated to pay to any Participant a bonus award for a fiscal year by reason of the Company’s payment of a bonus to such Participant in any other fiscal year, and there is no obligation for uniformity of treatment of Participants under the EPB.

(c) The rights of Participants under the EPB shall be unfunded and unsecured. Amounts payable under the EPB are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus under the EPB.

(d) The Company intends that bonus awards payable under the EPB shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as qualified “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, unless the Committee specifies to the contrary at the time of grant of a bonus award or the terms of a bonus award are clearly inconsistent with the requirements of Section 162(m)(4)(C) of the Code. To the extent bonus awards under the EPB are intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, any provision, application or interpretation of the EPB that is inconsistent with this intent shall be disregarded with respect to bonus awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(e) Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company, or to interfere with the rights of the Company to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

(f) No rights of any Participant to payments of any amounts under the EPB shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(g) Any provision of the EPB that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the EPB.

(h) The EPB and the rights and obligations of the parties to the EPB shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).